Exhibit 99.1

12/07 16:55 PRESS RELEASE: S&P Assigns 'B+' Rtgs To SFBC International

The following is a press release from Standard & Poor's:

NEW YORK (Standard & Poor's) Dec. 7, 2004--Standard & Poor's Ratings Services said today that it assigned its 'B+' corporate credit and bank loan ratings to SFBC International Inc. (SFCC), a Miami, Fla.-based provider of outsourced drug development services to the pharmaceutical industry. The 'B+' bank loan ratings apply to the company's $40 million revolving credit facility due December 2009 and a $120 million term loan facility due December 2010. The new borrowings will fund the company's pending $245 million acquisition of privately held PharmaNet Inc.

At the same time, a 'B-' rating has been assigned to SFBC's existing $143.8 million senior convertible debt issue.

The outlook is positive.

"The speculative-grade ratings on SFBC reflect the execution challenges of the PharmaNet purchase, the company's most significant acquisition to date, as well as the substantial resulting debt burden," said Standard & Poor's credit analyst David Lugg. "These risks outweigh SFBC's attractive business characteristics and its good prospects for improving free cash flow over the next few years."

The acquisition of PharmaNet will add a complementary array of drug development services to SFBC's existing service offerings, which now focus mainly on drug characterization and early-stage safety tests. PharmaNet offers mid- to late-stage clinical trial services ranging from clinical study design to data management to safety surveillance following the marketing of drugs. It has particular clinical research expertise in the areas of oncology, central nervous system disorders, and cardiovascular health. PharmaNet also maintains a significant presence in Europe that adds a measure of geographic diversity to SFBC's largely North American business. SFBC will be challenged to integrate these related but dissimilar operations while maintaining the high level of customer service required for success in this demanding market.

Somewhat offsetting the weaker financial measures after the acquisition is SFBC's position in an industry with several attractive characteristics. Demand for outsourced clinical development services is driven both by the double-digit annual increases in drugs in development and by pharmaceutical firms' growing comfort with contract services, evidenced by the increasing proportion of clinical research being performed by contract research organizations (CROs). Contract cancellation risk, inherent to the business model, is mitigated by the company's small exposure to any single client, with its largest accounting for only about 6% of revenues, pro forma for the acquisition.

(END) Dow Jones Newswires

12-07-04 1655ET- - 04 55 PM EST 12-07-04